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                      [PRUDENTIAL SECURITIES LETTERHEAD]

                                                                EXHIBIT 4.9

                                        October 10, 1997

Vision Twenty-One, Inc.
7209 Bryan Dairy Road
Largo, Florida 33777

Attention:      Mr. Richard T. Welch
                Chief Financial Officer

Dear Gentlemen:

We are please to advise you that we have approved a credit facility to Vision Twenty-One, Inc. in the amount of $37,000,000 (USD Thirty-seven Million) on the terms, and subject to compliance with the conditions, set forth below:

A.      Terms:     The credit facility shall be made upon the terms described in the term sheet annexed hereto. The obligation of the undersigned to extend the credit facility shall be subject to compliance by you with the conditions contained in the term sheet and additional conditions hereinafter set forth. The closing of the credit facility shall take place at our offices in New York, New York, or at the offices of our attorneys, King & Spalding, 120 West 45th Street, 32nd Floor, New York NY, 10036, on or prior to 30 days from your acceptance of these terms and conditions or the undersigned shall have no further obligation hereunder.

B. Expenses: Your acceptance hereof shall constitute your agreement to pay or cause to be paid, whether or not the transaction closes, all cost and expenses incurred by the undersigned as more particularly described in the term sheet.

C. Indemnity: You shall pay all fees, commissions or other compensation which may become due to any broker or other person in connection with this transaction, and by acceptance of the commitment you undertake to indemnify the undersigned against payment of any such fees, commissions or other compensation due or claimed to be due by any such broker or other person.

D.      Funding.   Up to $10,000,000 will be available, upon the completion of documentation and due diligence, for the purchase of ophthalmologic practices. The remaining $27,000,000 will be used for the acquisition of Block Vision (the "Acquisition") and will be available the later of the closing of the Acquisition or November 30, 1997.


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E.      Miscellaneous:

                1. Any notice or communication shall be in writing and shall be addressed to George D. Morgan, III, Senior Vice President and Chief Credit Officer of Prudential Securities Incorporated, with a copy to Erika P. Walters-Engemann, Vice President, and to you at the address to which this letter is addressed.

                2. This commitment may not be assigned by you without the undersigned's prior written permission.

                3. This commitment shall be void unless on or before October 13, 1997 the undersigned shall have received the enclosed copy of the letter signed by you in order to evidence your acceptance of and agreement with the terms hereof.

                4. This commitment is subject to the completion of satisfactory due diligence and mutually acceptable documentation.

The Company's obligations in paragraphs B and C hereof are and shall remain absolute obligations of the Company and shall survive expiration of the terms of this agreement and the consummation of the transactions contemplated hereby.


                                    Very truly yours,



                                    PRUDENTIAL SECURITIES CREDIT CORPORATION


                                    By: /s/ Elizabeth W. Castagna
                                        ----------------------------------
                                    Name:  Elizabeth W. Castagna
                                    Title: Treasurer




Agreed and Accepted this
13th day of October, 1997




VISION TWENTY-ONE

By: /s/ Richard T. Welch
    --------------------------
Name:  Richard T. Welch
Title: Chief Financial Officer



ATTACHMENTS

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                             VISION TWENTY-ONE, INC.

                       SUMMARY OF TERMS AND CONDITIONS OF
                               SENIOR BRIDGE NOTES

BORROWER:         Vision Twenty-One, Inc.

LENDER(S):        Prudential Securities Credit Corp. ("PRUBRIDGE") and such
                  other accredited investors from whom PruBridge accepts commitments to provide a portion of the Debt Bridge Loan.

LOAN: Up to $37 million in aggregate principal amount of Senior Secured Bridge Notes (the "DEBT BRIDGE LOAN"). The Borrower will be provided the flexibility to draw down, with PruBridge's consent, a portion of the Debt Bridge Loan.

COMMITMENT FEE:   (i) 1.00% of the Debt Bridge Loan principal amount and
                  (ii) warrants to purchase up to 50,000 shares of the Borrower's common stock.

FUNDING FEE:      (i) 1.00% of the Debt Bridge Loan principal amount and
                  (ii) warrants to purchase up to 150,000 shares of the Borrower's common stock. Such funding fees will be calculated on a pro rata basis with respect to the actual amount funded under the Debt Bridge Loan.

USE OF PROCEEDS:  To finance the Block acquisition and the Purchase acquisitions.

MATURITY DATE:    The earlier of (i) six months from the date of the
                  making of the Debt Bridge Loan or (ii) the closing of a debt and/or equity financing arranged by Prudential Securities
                  Incorporated, on behalf of the Borrower, to repay the Debt
                  Bridge Loan.

INTEREST:         The Debt Bridge Loan will initially bear interest at a rate per annum equal to the sum of (i) 3-month London Inter Bank
                  Offered Rate, adjusted for reserves ("LIBOR") calculated on the basis of the actual number of days elapsed in a year of 360 days, plus (ii) a spread (the "SPREAD") of 400 basis

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Vision Twenty-One, Inc.                                        Confidential

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                  points

                  If any portion of the Debt Bridge Loan remains outstanding 90 days after funding, the interest rate will be increased by 0.50%

                  Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, interest will accrue on the Debt Bridge Loan at the then-applicable rate plus 200 basis points per annum.

                  Interest will be payable quarterly in arrears and on the date of any prepayment or repayment of the Debt Bridge Loan.

RANKING: The Debt Bridge Loan will be general senior secured obligations of the Borrower and its subsidiaries.

COLLATERAL:       The Debt Bridge Loan will be secured by a perfected, first priority lien against all assets of the Borrower and its subsidiaries, including accounts receivable, equipment, general intangibles, inventory, contract rights, whether now owned or hereafter acquired, and all proceeds related to the foregoing.

MANDATORY
REPAYMENTS:       The net proceeds from any direct or indirect public offering or private placement of any debt or equity securities after the Closing Date by the Borrower or any affiliate or direct or indirect subsidiary of the Borrower (collectively, "NET
                  PROCEEDS") will be used to repay the Debt Bridge Loan, in each case at 100% of the principal amount of the Debt Bridge
                  Loan repaid plus accrued interest to the date of the repayment, regardless of the terms and pricing of such direct or indirect public offering or private placement of any debt or equity securities.

CHANGE OF
CONTROL: The Borrower(s) shall prepay the Debt Bridge Loan at a price of 101% of principal amount, plus accrued interest, upon the occurrence of a Change of Control.
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Vision Twenty-One, Inc.                                            Confidential
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OPTIONAL REPAYMENT:           The Debt Bridge Loan may be prepaid, in whole or
                              in part, at the option of the Borrower(s) at any time upon five business days' written notice at a price equal to 103.5% of the principal amount thereof plus accrued interest to the date of redemption and any LIBOR breakage costs.

PAYMENTS:                     Payments by the Borrower(s) will be made by wire
                              transfer of immediately available funds.

TRANSFERABILITY AND           Each of the Lenders will have the absolute and
PARTICIPATIONS:               unconditional right, as is customary in the
                              syndicated bank loan market, (a) to grant participations in its Commitment and Debt Bridge
                              Loan (subject to customary restrictions on participants' voting rights) and (b) to transfer and assign all or any portion of its Debt Bridge
                              Loan without the consent of the Borrower(s) to any affiliate or unaffiliated accredited investor(s) without the consent of the Borrower(s), provided that each such assignment shall be for not less than $1.0 million. In addition, any Lender may at any time create a security interest in all or any portion of its rights under the Debt Bridge Loan
                              Agreement (including, without limitation, its
                              Debt Bridge Loan) in favor of any Federal Reserve
                              Bank in accordance with applicable law.

EXPENSES AND                  All reasonable out-of-pocket costs and expenses of
INDEMNIFICATION:              PruBridge, including, without limitation,
                              reasonable expenses incurred in connection with the due diligence of the PruBridge associated with the preparation, execution, delivery and administration of the Bridge Financing
                              Documentation (including, without limitation, UCC filing fees, reasonable legal, auditing and accounting fees and expenses) are to be paid by the Borrower(s). All reasonable out-of-pocket expenses of the PruBridge and each of the other
                              Lenders incurred in connection with the waiver, amendment and/or enforcement of the Bridge
                              Financing Documentation (including, without

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                              limitation, legal, auditing and accounting
                              fees and reasonable expenses) are to be
                              paid by the Borrower(s).  Customary
                              indemnification provision will be included in the documentation.

MODIFICATION:                 Modification of the Debt Bridge Loan may be made
                              with consent of the Lenders holding greater than 50% of the aggregate principal amount of the Debt
                              Bridge Loan then outstanding, except that, without the consent of the Lenders holding 100% of the Debt Bridge Loan affected thereby, no modification or change may extend the maturity of any Debt
                              Bridge Loan or time of payment of any interest on the Debt Bridge Loan, reduce the rate of interest or the principal amount of any Debt Bridge Loan, alter the mandatory prepayment provisions of the Debt Bridge Loan or reduce the percentage of Lenders necessary to modify or change the Debt
                              Bridge Loan.

CONDITIONS PRECEDENT:         The several obligations of the Lenders to make, or
                              to cause one of their respective affiliates to make, the Debt Bridge Loan will be subject to usual and customary closing conditions deemed appropriate by the Lenders for financings of this kind generally and for this transaction in particular

COVENANTS:                    The Debt Bridge Loan Agreement will contain such
                              covenants with respect to the Borrower and its affiliates as are usual and customary for financings of this kind, including, without limitation, as to (i) use of proceeds, (ii) refinancing of the Debt Bridge Loan, (iii) furnishing of financial information in accordance with generally accepted accounting principles, (iv) compliance with laws,
                              (v) maintenance of existence, (vi) restrictions on liens, (vii) restrictions on indebtedness,
                              (viii) restrictions on investments, (ix) restrictions on dividends, distributions, redemptions and other restricted payments (to be defined), (x) restrictions on sales of assets,
                              (xi) restrictions on mergers and consolidations
                              (other than with existing subsidiaries)



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                  and prohibition of additional acquisitions and consolidations,
                  (xii) restrictions on transactions with affiliates, (xiii) restrictions on sale-leaseback transactions, (xiv) restrictions on business activities; and (xvi) restrictions on material adverse amendments to charter documents.

EVENTS OF
DEFAULT: The Debt Bridge Loan Agreement will include such events of default (and, as appropriate, grace periods) as are usual and customary for financings of this kind, including, without limitation: (i) the occurrence of a payment event of default on the Designated Senior Debt which is not cured and cross-acceleration to the Designated Senior Debt and other material indebtedness, (ii) covenant defaults, (iii) cross-default to the Engagement Letter, (iv) undischarged judgments in excess of an amount to be agreed, (v) certain bankruptcy events with respect to the Borrower(s) and guarantors, the Target or any of their material subsidiaries,
                  (vi) material misrepresentations, (vii) failure of or breach of any Guarantee (if applicable), and (viii) certain ERISA events.

                  In case an Event of Default shall occur and be continuing, the holders of a majority in aggregate principal amount of Debt Bridge Loan then outstanding, by notice in writing to the Borrower(s) and other Lenders, may declare the principal of and all accrued interest on the Debt Bridge Loan to be immediately due and payable; provided, however, that no such notice shall be necessary in the case of a bankruptcy Event of Default with respect to any of the Borrower(s). An acceleration notice may be annulled and past defaults (except for payment defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of Debt Bridge Loan then outstanding.

REPRESENTATIONS
AND WARRANTIES:   The Debt Bridge Loan Agreement will contain such
                  representations and warranties with respect to the Borrower and its affiliates as are usual and

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                  customary for financings of this kind, including, without
                  limitation, (i) organization and good standing, (ii) capitalization, (iii) authorization and enforceability, (iv) no conflicts, (v) governmental regulations (including margin regulations), (vi) no defaults, (vii) no violation of law,
                  (viii) absence of litigations, proceedings, labor disputes, etc., (ix) financial condition (including solvency matters),
                  (x) Investment Borrower Act and Hart-Scott-Rodino matters,
                  (xi) absence of material adverse change, (xii) absence of undisclosed liabilities, (xiii) financial statements, and
                  (xiv) full disclosure.


GOVERNING LAW
AND FORUM:        NEW YORK